Exhibit 10.28

Pursuant to Item 601(b)(10)(iv) of Regulation S-K promulgated by the U.S. Securities and Exchange Commission, certain portions of this exhibit have been omitted because it is both not material and the type of information that the company treats as private or confidential.

iFyber, LLC

2415 N. Triphammer Rd.

Ithaca, NY 14850

ABT Innovations

#310-730 View St

Victoria, BC V8W 3Y7

06 December 2016

Potential Antimicrobial Peptide Wound Dressing Collaboration - Letter of Intent

Dear Dr. Hancock,

This Letter of Intent reflects our current discussions about a potential collaboration in the area of antimicrobial peptides as part of a medical device for intended for wound healing including solid and semisolid wound dressings (the “FIELD”).

This Letter of Intent is intended to be, and shall be construed only as, a summary of the intentions of iFyber (“iFyber”) and ABT Innovations (“ABT”) (collectively, the “Parties”, and individually, each a “Party”) as of the date hereof and shall not be binding on either Party, unless explicitly stated otherwise in this Letter of Intent. Unless agreed to in writing, neither Party shall make any press release or other public disclosure with respect to either the fact that discussions or negotiations are taking place between the Parties in the FIELD or the existence or contents of this Letter of Intent.

Our discussions can be summarized as follows:

1.	The University of British Columbia, through its employees Robert Hancock and lab members, own certain peptides that can be used in the FIELD (the “Background IP”). ABT holds an exclusive license to the Background IP in the FIELD and others, and has the right to and interest in sub-licensing.

2.	iFyber and ABT agree to collaboratively apply for non-dilutive funding from governmental agencies in the form of grants or contracts. iFyber and ABT agree to assign tasks and draft budgets in proposals to agencies together. If successfully awarded, the grant or contract award would be used to fund technical, regulatory, and market feasibility studies.

3.	iFyber’s interest in a further and broader collaboration with ABT is subject to (a) successful preclinical efficacy and safety studies and (b) a viable business case for product development in the FIELD ((a) and (b) collectively, the “Conditions”).

4.	iFyber desires to develop and commercialize medical devices in the FIELD and is interested in sublicensing the Background IP from ABT should the Conditions be met; the commercial terms for such sublicense to be negotiated in good faith between the Parties.

5.	Additionally, should a governmental contract or grant be awarded, the Parties anticipate to move forward at that point with a broader collaboration for product development in the FIELD, subject to the execution of a written and comprehensive collaboration agreement. Such collaboration agreement to be negotiated in good faith.

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6.	To allow the Parties to work on the fulfillment of the Conditions and preserve the potential of a broader collaboration between the Parties, the Parties hereby agree for a maximum period of twelve (12) months following the execution of this Letter of intent to not (i) apply for grants or contracts with governmental agencies for the advancement of antimicrobial peptides in the FIELD without notifying the other Party or (ii) enter into a sublicense agreement in the FIELD with any third parties other than iFyber or any of its affiliates without notifying iFyber and giving them the right of first refusal.

7.	The terms and conditions of the Confidentiality Agreement dated September 22, 2016 between ABT and iFyber (the “CDA”) as attached hereto, shall apply to the discussions in connection with this Letter of Intent. The content and existence of this Letter of Intent shall be “Confidential Information” under said CDA.

8.	If any of the Conditions fail to be met, or if a governmental grant or contract is not awarded within three (3) years of this Letter of intent, either Party may stop discussions under this Letter of Intent at any time without any liability or further obligation to the other Party under this Letter of Intent, except for any obligation incurred under the binding paragraphs set forth in this Letter of Intent prior to the termination of the discussions. In the event that either Party, upon completion of the feasibility effort is not willing to commit to utilizing commercially reasonable efforts to determine the commercial viability of antimicrobial peptide technology in the Field or thereafter determines it is not satisfied with the commercial viability and /or does not otherwise wish to pursue further collaboration, the Party shall promptly advise the other of such, in which event the Parties shall be released from the exclusivity provision of section 6.

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Please confirm your agreement with the above summary and terms by having a copy of this Letter of Intent dated and signed by a duly authorized representative of ABT Innovations

Yours sincerely,

Acknowledged and agreed on behalf of

Greg A Mouchka
President

Acknowledged and agreed on behalf of
ABT Innovations

Name:	Mike Graw
Title:	CEO
Date:	Dec/6/16

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